Exhibit 99.1

JOINT FILING AGREEMENT

Emmis Communications Corporation and Jeffrey H. Smulyan (collectively, the "Filers") agree as of June 5, 2020 as follows:

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Class A Common Stock, $0.01 par value per share, of Medico Holding Inc. that may be beneficially owned by them from time to time.  Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.  This Joint Filing Agreement may be terminated by any of the Filers upon one week's prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

EMMIS COMMUNICATIONS CORPORATION

By:	/s/ J. Scott Enright
Name:	J. Scott Enright
Title:	Executive Vice President and General Counsel

/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan